Generex signs Worldwide Licensing Deal with China Partners on the Development of an Ii-Key-H1 Swine Influenza Vaccine

•	$2.5 million upfront for the Ii-Key-H1 vaccine from NuGenerex-Immuno-Oncology (NGIO) and to initiate epitope identification for Ii-Key vaccine development against the emerging swine flu in China G4EA H1N1
•	100% funding for manufacturing, development and commercial registration and approval of an Ii-Key-H1 vaccine in China
•	Plans to incorporate Ii-Key-H1 vaccine into universal seasonal influenza vaccine
•	An 8K will be filed on the contract today

MIRAMAR, Fla., Nov. 19, 2020 (GLOBE NEWSWIRE) -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) is pleased to announce that the company has signed a worldwide Licensing and Development Agreement with a consortium of partners in China to utilize the Ii-Key vaccine platform technology from Generex subsidiary NuGenerex Immuno-Oncology (NGIO) for developing a vaccine against the G4 EA H1N1 swine influenza that is rapidly emerging in China. Under the terms of the deal, Generex will receive an upfront payment of $2.5 million to initiate the Ii-Key vaccine development work to identify swine flu epitopes for a new Ii-Key vaccine. The partnership will provide full funding for product development, regulatory approval, and commercialization worldwide. The current plan is to incorporate the Ii-Key-H1 vaccine into the seasonal influenza vaccine to create a Complete Vaccine across influenza strains. Upon commercialization, Generex will receive a royalty on sales of the influenza vaccine. The consortium of China partners has been previously announced as part of the company’s Framework Agreement. Generex is filing an 8K with the SEC, including details on the deal, as well as copies of the final agreements.

Generex originally developed the Ii-Key-H5 vaccine in 2003 in response to the avian influenza (bird flu), bringing that ii-Key vaccine through pre-clinical and Phase I clinical trials before the pandemic threat faded. Then, with the 2009 swine flu outbreak, Generex revitalized the Ii-Key vaccine program with the Ii-Key-H1 vaccine, using the H5 vaccine which is 100% homologous (the same) between the avian and swine influenza strains. Again, the pandemic threat faded before serious development work could be furthered. With the current outbreak of G4 EA H1N1 swine influenza in China, Generex and our partners will restart the work on the Ii-Key-H1 vaccine, expanding the effort to evaluate the current strain to identify additional H1 epitopes that can be linked with the Ii-Key to target the immune response for an effective vaccine.

The Ii-Key-SARS-CoV-2 vaccine is designed as a “Complete Vaccine” that has the potential to induce the T-Cell and antibody immune responses in a highly specific manner that can provide protective immunity with long-lasting immunologic memory against SARS-CoV-2 and other pandemic threats like swine flu.

Generex CEO, Joseph Moscato said, “This licensing deal with our Chinese partners clearly demonstrates the potential power of the Ii-Key platform to be part of an international pandemic preparedness program for rapid response to emerging infectious diseases. As the G4 EA H1N1 swine flu is emerging among swine workers, our partners have recognized the need to act decisively and we are taking proactive steps to prevent an epidemic through early vaccine development. To that end, the goal of our Ii-Key-H1 vaccine program is to incorporate the Ii-Key-H1 vaccine into the standard annual influenza vaccine to protect the population from not only seasonal flu, but also the emerging swine flu. We are extremely proud to have our Ii-Key vaccine platform selected as part of an international pandemic preparedness effort to prevent future viral epidemics. With the two licensing deals completed for our Ii-Key-SARS-CoV-2 vaccine and Ii-Key-H1 vaccine, we are demonstrating to the world how the Ii-Key technology from our subsidiary NuGenerex Immuno-Oncology can change the face of vaccine development for infectious disease.”

About Generex Biotechnology Corp.
Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in an MSO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

About NuGenerex Immuno-Oncology
NuGenerex Immuno-Oncology, a subsidiary of Generex Biotechnology, is a clinical stage oncology company developing immunotherapeutic peptide vaccines for cancer and infectious disease based on the CD4 T-Cell activation platform, Ii-Key. NuGenerex Immuno-Oncology (NGIO) has been spun out of Generex as a separate public company to advance the platform Ii-Key technology, particularly in combination with the immune checkpoint inhibitors for the treatment of cancer. NGIO is currently engaged in a Phase II clinical trial of its lead cancer immunotherapeutic vaccine AE37 in combination with pembrolizumab (Merck’s Keytruda®) for the treatment of triple negative breast cancer. The company has also turned its Ii-Key technology on infectious disease, responding to the coronavirus pandemic with a SARS-CoV-2 vaccine development program.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222
investor@generex.com